As filed with the Securities and Exchange Commission on June 24, 2013

Securities Act File No. 333-184669

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corruven, Inc.

(Name of small business issuer in its charter)

Nevada	2430	01-0949620
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Alain Belanger, Chief Executive Officer

Corruven, Inc.

264 Notre Dame

Kedgwick, New Brunswick E8B 1H9

Canada

Phone: (877) 284-3101

Fax: (506) 284-3153

(Name, address and telephone number of agent for service)

Copies to:

Brad Bingham, Esq.

The Bingham Law Group, APC

2173 Salk Avenue, Suite 250

Carlsbad, California 92008

Phone: (760) 230-1617

Fax: (760) 579-7699

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Securities and Exchange Act of 1934. (Check one):

Large accelerated filer ☐	.	Accelerated filer	☐.
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒ .

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Prospectus Summary” on page 1 and “Risk Factors” on page 19 in Amendment No. 3 to the Registration Statement filed with the United States Securities and Exchange Commission (the “SEC”) on June 10, 2013 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

This Amendment No. 4 to the Registration Statement has been filed in response to the SEC Comment Letter dated June 18, 2013 and has been amended for the sole purpose of the inclusion of the “Purchase and Sale Agreement” related to Corruven, Inc.’s (the “Company”) purchase of certain property located at 355 Chemin du Pouvoir, Edmundston, New Brunswick, Canada attached as an exhibit to this Registration Statement and incorporated by reference in its entirety.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Commission.

Commission registration fee	$593.69
Printing and engraving expenses	$100.00
Legal fees and expenses	$12,000.00
Accounting fees and expenses	$57,525.00
Miscellaneous expenses	$500.00
Total	$70,718.69

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Year Ending December 31, 2010

During the year ending December 31, 2010, the Company issued 17,000,000 shares of Common Stock to various founders and 100,000 shares of Series A Preferred Stock to a founder, Alain Belanger, the Company's Chief Executive Officer. These shares were issued at par value for a total value of $17,100.

During the year ended December 31, 2010, the Company issued 1,440,000 shares of Common Stock to various investors at a purchase price per share of $0.34 for total proceeds of $489,600.

Year Ending December 31, 2011

During the year ended December 31, 2011, the Company issued 528,000 shares of Common Stock to various investors for a purchase price per share of $0.34 for total cash proceeds of $179,520.

During the year ended December 31, 2011, the Company issued 39,600 shares of Common Stock to various consultants for consulting services valued at $13,464. The shares of Common Stock issued for the consulting services were valued at $0.34 based on the fair market value on the date of grant.

During the year ended December 31, 2011, the Company issued 10,000 shares of Common Stock to one investor for total cash proceeds of $6,500; the Common Stock was valued at $0.65 per share. The Common Stock issued included attached warrants: (i) Series A-100, 5,000 warrants to purchase 5,000 shares of Common Stock at $0.65 per share; (ii) Series A-200, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.25 per share; and (iii) Series A-300, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.75 per share.

Year Ending December 31, 2012

During the year ended December 31, 2012, the Company issued 981,546 shares of common stock to various investors for total cash proceeds of $638,002 for common stock were sold at $0.65 per share. The Common Stock issued included attached warrants: (i) Series A-100, 490,778 warrants to purchase 490,778 shares of Common Stock at $0.65 per share; (ii) Series A-200, 245,394 warrants to purchase 245,394 shares of Common Stock at $1.25 per share; and (iii) Series A-300, 325,982 warrants to purchase 325,982 shares of Common Stock at $1.75 per share.

During the year ended December 31, 2012, the Company received total cash of $3,467 for stock subscription receivable.

During the year ended December 31, 2012, the Company issued 59,500 shares of common stock for services valued at $25,395. The services were valued based on the fair market value on the date of grant. The services were valued based on the fair market value on the date of grant.

Period Ending March 31, 2013

From January 1, 2013 through March 31, 2013, the Company issued 342,809 common shares to investors for proceeds of $222,826. The common stock issued included: 171,407 Series A-100 warrants to purchase 171,407 shares of common stock at $0.65 per share; 85,707 Series A-200 warrants to purchase 85,707 shares of common stock at $1.25 per share; and 85,707 Series A-300 warrants to purchase 85,707 shares of common stock at $1.75 per share.

Subsequent Events

From March 31, 2013 through the date of this report, the Company issued 212,809 common shares to investors for proceeds of $138,323. The common stock issued included: 106,408 Series A-100 warrants to purchase 106,408 shares of common stock at $0.65 per share; 53,208 Series A-200 warrants to purchase 53,208 shares of common stock at $1.25 per share; and 53,208 Series A-300 warrants to purchase 53,208 shares of common stock at $1.75 per share.

All of the above offerings and sales were deemed to be exempt under Regulation D, Regulation S and/or Section 4(1) or 4(2) of the Securities Act, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited or exempted investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, where applicable, we have made independent determinations that the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 16. EXHIBITS

The following exhibits are included as part of this Form S-1.

Exhibit #	Description
3.1	Articles of Incorporation of Corruven, Inc. as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
3.2	Corporate Bylaws for Corruven, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
5.1	Legal opinion and consent of The Bingham Law Group, APC.
10.1	Intellectual Property License Agreement with Corruven Canada, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.2	Research and Development Agreement with Corruven Canada, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.3	Amendment to Research and Development Agreement with Corruven Canada, Inc.
10.4	Property Purchase and Sale Agreement: 355 Chemin du Pouvoir, Edmundston, New Brunswick, Canada
10.5	Industrial Lease Agreement with Corruven Canada, Inc.
10.6	Sample Series A-100 Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.7	Sample Series A-200 Warrant (incorporated by reference to Exhibit 10.4 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.8	Sample Series A-300 Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
23.1	Consent of Corruven’s Legal Counsel The Bingham Law Group, APC (included with Exhibit 5.1)
23.2	Consent of Corruven, Inc.'s Auditors M&K CPAS, PLLC

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b), if in the Aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any additional material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That for purposes of determining liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kedgwick, New Brunswick, Canada, June 24, 2013.

CORRUVEN, INC

By:	/s/ Alain Belanger
Alain Belanger
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Alain Belanger	Chairman of the Board and Chief Executive Officer	June 24, 2013
Alain Belanger	(Principal Executive Officer)

/s/ Denis Duguay	Secretary, Chief Financial Officer and Director	June 24, 2013
Denis Duguay	(Principal Accounting Officer)

/s/ Real Gravel	Director	June 24, 2013
Real Gravel

/s/ Mamadou Paco Ndongo	Vice President of Innovations and Director	June 24, 2013
Mamadou Paco Ndongo

EXHIBIT INDEX

Exhibit #	Description
3.1	Articles of Incorporation of Corruven, Inc. as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
3.2	Corporate Bylaws for Corruven, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
5.1	Legal opinion and consent of The Bingham Law Group, APC.
10.1	Intellectual Property License Agreement with Corruven Canada, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.2	Research and Development Agreement with Corruven Canada, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.3	Amendment to Research and Development Agreement with Corruven Canada, Inc.
10.4	Property Purchase and Sale Agreement: 355 Chemin du Pouvoir, Edmundston, New Brunswick, Canada
10.5	Industrial Lease Agreement with Corruven Canada, Inc.
10.6	Sample Series A-100 Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.7	Sample Series A-200 Warrant (incorporated by reference to Exhibit 10.4 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
10.8	Sample Series A-300 Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed with the Securities and Exchange Commission on October 31, 2012)
23.1	Consent of Corruven’s Legal Counsel The Bingham Law Group, APC (included with Exhibit 5.1)
23.2	Consent of Corruven, Inc.'s Auditors M&K CPAS, PLLC